Exhibit 1A-6F

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Addendum”) is made and entered into as of 11/7/18 between SN Servicing Corporation (“Servicer”) and MWMfund, LLC (“MWM” or the “Joining Owner”).

MWM, represents that, it became the Owner under the Asset Sale Agreement of certain Mortgage Loans as identified in the Mortgage Loan Schedule and MWM desires to join these Mortgage Loans into the Flow Special Servicing Agreement dated 5/23/16 (as amended, supplemented or modified by the parties, the “Agreement”) that exist between the Servicer and Cloud Capital Management, LLC with all rights and obligations of an Owner under the Agreement on and after such date.

Notwithstanding anything to the contrary contained in the Agreement, MWM and Servicer hereby agree as follows:

1.	Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

2.	The purpose of this Joinder is to add these Mortgage Loans to that Agreement for servicing by SNSC and constitutes an Acknowledgment Agreement with respect to the Assets described as Investor Cloud Capital on the records of SNSC (the MWM_Assets”). The Joining Owner hereby joins in the Agreement as a party thereto and, solely with respect to the MWM Assets (i) makes all covenants and agreements of the Initial Owner therein, with respect to the Joining Owner, (ii) is entitled to the benefit of and to enforce all rights, representations, warranties, covenants, agreements and obligations owed to the Initial Owner under the Agreement and (iii) agrees to be bound by the Agreement as if it was a party thereto on the date the same was executed. The obligations of the Initial Owner and the Joining Owner under the Agreement are not joint, but are several.

3.	The Effective Date of joinder for the MWM Assets is 11/7/18

4.	Notwithstanding anything to the contrary in the Agreement:

(a)	MWM shall have no obligation or liability to Servicer under the Agreement with respect to any Owner other than MWM or any Assets other than the MWM assets, and Servicer shall have no obligation or liability to MWM under the Agreement other than with respect to the MWM Assets. Servicer shall maintain records and accounts for the MWM Assets separate and apart from records and accounts for any other Assets.

(b)	Servicer shall prepare and electronically deliver to MWM such data concerning the MWM Assets, the composition, frequency, and format of which is to be agreed upon from time to time by MWM and Servicer, together with such additional data as shall be deemed necessary or appropriate, as mutually agreed upon, by both MWM and Servicer. Costs associated with the provision of such additional data shall be recoverable by Servicer from MWMfund. LLC

(c)	Servicer shall maintain tax service contracts with respect to the MWM Assets.

(d)	Servicer will not make advances under the Agreement that are not reasonably recoverable from the related Asset, unless such expense was either at the request of or required by MWM Upon the payment of said expense, Servicer will be promptly reimbursed the full amount by MWM

(e)	MWM and Servicer acknowledge the fact that both parties have entered into this Joinder which will supplement and amend the Agreement as it relates to the contractual relationship between Cloud Capital Management, LLC and Servicer. However, if this Joinder is determined to be invalid, it does not affect the enforceability of the Agreement as between Servicer and Cloud Capital Management LLC

Therefore, in consideration of the mutual consent set forth herein, and for good and valuable consideration, MWM and Servicer agree that the fee schedule to applied to the MWM Assets (described as Investor [Investor Number] on the records of SNSC) will be the fee schedules attached to the Agreement. It is acknowledged by the parties that the attached Fee Schedule is applicable to the MWM Assets.

The Effective Date that the fee schedule will be applied is 11/7/18

IN WITNESS WHEREOF, the parties have caused their names to be signed hereby by their respective officers thereunto duly authorized as of the date first above written.

MWMfund, LLC

By:	/s/ Terrence Osterman
	Name:	Terrence Osterman
	Title:	CEO

SN Servicing Corporation

By:	/s/ Matt Deibler
	Name:	Matt Deibler
	Title:	COO

EXHIBIT A

EXHIBIT B

Acknowledgment Agreement

MWM (the “Owner”) as the Owner of certain Mortgage Loans acquired under the Asset Purchase (the “MWM Assets”), does transfer to SN Servicing Corporation (the “Servicer”) as Servicer under the Agreement, the servicing responsibilities related to the Assets. This transfer of servicing is made pursuant to the Joinder Agreement entered into by the parties. The Servicer hereby accepts the servicing responsibilities transferred hereby and on the date hereof assumes all servicing responsibilities related to the Assets identified on the attached Asset Schedule all in accordance with the Agreement. The contents of each Servicing File required to be delivered to service the Assets pursuant to the Flow Special Servicing Agreement dated 5/23/16 (as amended, supplemented or modified by the parties, the “Agreement”) have been or shall be delivered to the Servicer by the Owner in accordance with the terms of the Agreement.

The Transfer Date for the Assets subject to this Acknowledgement Agreement shall be 11/7/18

The Custodial Files shall be held by US Bank

All other terms and conditions of this transaction shall be governed by the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

This Acknowledgment Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Owner and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

MWMfund, LLC As Owner

By:	/s/ Terrence Osterman
Name:	Terrence Osterman
Title:	CEO

SN Servicing Corporation
As Servicer

By:	/s/ Matt Deibler
Name:	Matt Deibler
Title:	COO

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